Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS
FOURTH QUARTER AND YEAR END 2013 FINANCIAL RESULTS

Englewood, Colorado, February 28, 2014 - Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) today reported fourth quarter and year end 2013 results. Highlights include(1):

Attributed to Liberty Interactive Group

•	Grew QVC US revenue by 6% and adjusted OIBDA(2) by 2% in the fourth quarter

◦	QVC US operating income increased by 4%

◦	QVC.com revenue as a percent of total US revenue increased to 45%, a 246 bps increase

◦	QVC US mobile penetration was 32% of QVC.com orders

•	Grew QVC US revenue by 5% and adjusted OIBDA by 5% in 2013

◦	QVC US operating income increased by 4%

•	Achieved revenue growth of 12% for the eCommerce group in 2013

•	Repurchased $309 million LINTA shares from November 1, 2013 to January 31, 2014 and $1.1 billion in 2013

◦	On February 27, 2014, the Board of Directors voted to increase the stock repurchase authorization by $1 billion
Attributed to Liberty Ventures Group

•	Reported strong fourth quarter results at both TripAdvisor and Expedia

•	Announced a two for one stock split of the Liberty Ventures stock

“QVC posted strong results in the US and UK for the fourth quarter driven by a return on strategic investments in TV and digital efforts and solid operational execution. Additionally, QVC experienced rapid growth in their China joint venture. Japan and Germany proved more challenging and were further negatively impacted by currency fluctuations in Japan,” stated Greg Maffei, Liberty President and CEO. “We repurchased $309 million of Liberty Interactive stock from November 1, 2013 to January 31, 2014 and $1.1 billion in 2013.”

Greg Maffei continued, “Today we are also announcing the two for one stock split of the Liberty Ventures stock.  This is in order to bring Liberty into compliance with a Nasdaq listing requirement for a minimum number of publicly held shares of the Series B Liberty Ventures stock.  Due to the requirements of our charter we are also required to split the Series A Liberty Ventures shares.  We expect this split to be effected early in the second quarter.”

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group's revenue increased 3% to $3.2 billion in the quarter and 3% to $10.3 billion for the year. Adjusted OIBDA decreased 1% to $618 million for the quarter and was essentially flat for the year at $1.9 billion. Operating income increased 6% to $404 million for the quarter and increased 1% to $1.1 billion for the year.

QVC
QVC's consolidated revenue increased 2% in the fourth quarter to $2.7 billion and increased 1% to $8.6 billion for the full year. Adjusted OIBDA decreased 1% to $595 million and increased 1% to $1.8 billion in the fourth quarter and for the full year, respectively. Operating income decreased 2% in the fourth quarter to $441 million and 2% to $1.2 billion for the full year.

U.S. denominated results were negatively impacted by exchange rate fluctuations, primarily the strengthening of the U.S. Dollar against the Japanese Yen, which decreased 19% and 18% in the fourth quarter and for the full year, respectively. On a constant currency basis, consolidated revenue increased 4% in both the fourth quarter and for the full year. Further, adjusted OIBDA was also impacted by a $20 million net favorable legal settlement in the U.S. that occurred in the fourth quarter of 2012. On a constant currency basis and excluding the impact of the legal settlement, adjusted OIBDA increased 4% in both the fourth quarter and for the full year 2013.

"We generated over $3.2 billion in eCommerce revenues in 2013, including $1.2 billion in mobile orders, making QVC one of the world’s largest and most profitable eCommerce and mobile commerce retailers,” said Mike George, QVC President and CEO. “We credit this success to the trust-based relationships we've built and continue to cultivate with our existing customers, in addition to the 3.8 million new customers who joined our global shopping communities last year.”

U.S. revenue increased 6% to $1.9 billion in the fourth quarter and 5% to $5.8 billion for the year. For the fourth quarter and full year, the U.S. experienced growth in all categories except jewelry. Average selling price per unit (“ASP”) increased 4% from $61.83 to $64.56 and units sold increased 2% compared to the prior year fourth quarter. Fourth quarter returns as a percent of gross product revenue increased 25 basis points. For the full year, ASP increased 5% from $57.52 to $60.15 and units sold were flat. Returns as a percent of gross product revenue improved 33 basis points. In the fourth quarter, eCommerce revenue increased 12% to $873 million and grew to 45% from 43% as a percentage of total U.S. revenue. For the full year, eCommerce revenue increased 12% to $2.5 billion and grew to 43% from 40% as a percentage of total U.S. revenue. Adjusted OIBDA increased 2% to $437 million in the fourth quarter and 5% to $1.4 billion for the year. Adjusted OIBDA margin(2) decreased 85 basis points in the fourth quarter and was flat for the full year. Adjusted OIBDA margin decreased in the fourth quarter primarily due to a $20 million net favorable legal settlement that occurred in the fourth quarter of 2012, and for the full year, the year over year negative impact of the settlement was primarily offset by improved product margins and lower warehouse costs. Excluding the impact of the legal settlement, adjusted OIBDA increased 7% and 6% in the fourth quarter and for the full year, respectively, and adjusted OIBDA margin would have increased 25 basis points and 35 basis points in the fourth quarter and for the full year, respectively.

QVC's international revenue decreased 6% in the fourth quarter to $809 million and 5% to $2.8 billion for the full year. The fourth quarter and full year results included the negative impact of the strengthening of the U.S. Dollar against the Japanese Yen that was somewhat offset by the weakening of the U.S. Dollar against the Euro. For both periods, the U.S. Dollar remained stable against the UK Pound Sterling. Adjusted OIBDA decreased 9% to $158 million and 9% to $489 million in the fourth quarter and for the full year, respectively. Adjusted OIBDA margin decreased 61 basis points in the fourth quarter and decreased 69 basis points for the full year.

QVC Japan's revenue decreased 3% and remained flat in local currency in the fourth quarter and for the full year, respectively. The decrease in the fourth quarter was primarily due to decreased sales in local currency of jewelry, accessories and beauty products, partially offset by increases in apparel and electronics. For the full year, QVC Japan's sales in local currency improved primarily in the apparel, home and electronics categories, offset by declines in accessories and jewelry. QVC Japan’s results were also negatively impacted in the fourth quarter and for the full year due to an increase in returns as a percent of gross product revenue in local currency that increased 142 basis points and 150 basis points, respectively. For both periods, the increases were primarily due to higher returns in the apparel and jewelry categories and a greater mix of apparel products that return at higher rates than other categories. QVC Japan’s ASP in local currency remained flat and decreased 1% in the fourth quarter and for the full year, respectively. Units sold decreased 1% and increased 4% in the fourth quarter and for the full year, respectively. QVC Japan’s adjusted OIBDA in local currency decreased 14% in the fourth quarter and 7% for the full year. Adjusted OIBDA margin decreased 255 basis points and 167 basis points in the fourth quarter and for the full year, respectively. Adjusted OIBDA margins decreased in the fourth quarter and for full year primarily due to higher programming distribution expenses and lower product margins.

QVC Germany's revenue declined 4% and 2% in local currency in the fourth quarter and for the full year, respectively. The decrease in the fourth quarter was primarily due to decreased sales in local currency of jewelry, apparel and electronics products. For the full year, QVC Germany's sales in local currency increased primarily in the apparel and accessories categories, but this growth was more than offset by declines in jewelry and electronics and an increase in estimated product returns as discussed below. QVC Germany's ASP in local currency decreased 7% and 3% for the fourth quarter and for the full year, respectively. Units sold increased 2% in the fourth quarter and 4% for the full year. QVC Germany’s fourth quarter and year-to-date returns as a percent of gross product revenue in local currency declined 63 basis points and increased 210 basis points, respectively, from the prior year. The return rate decreased in the fourth quarter primarily due to a positive mix impact. The increase for the full year was primarily due to higher returns in the apparel and jewelry categories and a greater mix of apparel products that return at higher rates than other categories. QVC Germany’s adjusted OIBDA in local currency decreased 3% in the fourth quarter and 6% for the full year. Adjusted OIBDA margins were essentially flat and decreased 91 basis points in the fourth quarter and for the full year, respectively. Adjusted OIBDA margins remained flat in the fourth quarter as improved product margins and lower obsolescence expense were offset by increases in severance costs. For the full year, the adjusted OIBDA margin decreased primarily due to higher severance costs, somewhat offset by a favorable gross profit margin.

QVC UK's revenue increased 5% and 4% in local currency in the fourth quarter and for the full year, respectively. For both the fourth quarter and the full year, QVC UK's shipped sales growth in local currency was primarily the result of increased sales in the home and beauty categories, partially offset by declines in jewelry. QVC UK's ASP in local currency increased 5% and 6% for the fourth quarter and the full year, respectively. Units sold increased 1% in the fourth quarter and declined 2% for the full year. QVC UK's fourth quarter and full year return rates as a percent of gross product revenue in local currency increased 49 basis points and remained flat, respectively, from the prior year. The increase in the return rate in the fourth quarter was primarily due to the mix of products sold within the beauty and jewelry categories. QVC UK’s adjusted OIBDA in local currency increased 10% for the fourth quarter and 14% for the full year. Adjusted OIBDA margin increased 117 basis points and 174 basis points in the fourth quarter and for the full year, respectively. For the fourth quarter and the full year, adjusted OIBDA margin increased primarily due to higher product margins. Full year results were also favorably impacted by the transition and running costs associated with the move to QVC UK’s new headquarters in 2012.

QVC Italy's revenue increased 17% and 41% in local currency in the fourth quarter and for the full year, respectively. QVC Italy’s sales were primarily from the home, beauty and apparel product categories. QVC Italy's ASP in local currency remained flat and decreased 1% for the fourth quarter and the full year, respectively. Units sold increased 20% in the fourth quarter and 45% for the full year. The adjusted OIBDA deficit in local currency improved by 67% in the fourth quarter and 49% for the full year.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, experienced a 39% and 43% increase in revenue in local currency in the fourth quarter and for the full year, respectively. CNRS' adjusted OIBDA deficit in local currency improved by 7% and 30% in the fourth quarter and for the full year, respectively. This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $1 million and a $4 million reduction in net income for the fourth quarter and full year, respectively.

QVC's outstanding bank and bond debt was $3.7 billion at December 31, 2013, an increase of $0.3 billion since the prior year.

eCommerce Businesses
In the aggregate, Liberty Interactive Group's eCommerce businesses increased revenue 8% to $487 million for the quarter and 12% to $1.7 billion for the year. The increased revenue was the result of increased marketing efforts driving additional traffic, investments in site improvements, increased shipping charges and broader inventory offerings. Additionally, the increased revenue was partially driven by product discounting to move seasonal inventory. Adjusted OIBDA decreased 29% to $25 million for the quarter and 11% to $85 million for the year. The decrease in adjusted OIBDA for the quarter and the year was the result of lower product margins from continued product discounts and promotions. Additionally, increased credit card chargebacks impacted the annual results. The most significant declines in operating results for the eCommerce businesses, as compared to prior periods, were the Celebrate retail business and the Red Envelope business within Provide. These businesses had declining revenues as well as decreasing contribution margin (product margin less direct expenses of the business), which hurt the overall Celebrate and Provide businesses. These declining operating results were partially offset by the growth of other eCommerce businesses primarily CommerceHub and Bodybuilding.com. Operating income improved by $18 million to a loss of $21 million for the quarter and improved by 38% to a loss of $50 million for the year. The improvement in the operating loss for the quarter and the year was primarily due to lower impairment charges offset somewhat by the lower adjusted OIBDA and higher stock compensation expense.

On October 10, 2013, Liberty announced that its board has authorized management to pursue a plan to recapitalize its Liberty Interactive Group tracking stock into two new tracking stocks, one (currently the Liberty Interactive common stock) to be renamed the QVC Group common stock and the other to be designated as the Liberty Digital Commerce common stock. The Liberty Digital Commerce Group would have attributed to it Liberty's subsidiaries Provide Commerce, Backcountry.com, Bodybuilding.com, CommerceHub, Right Start, and Evite, which is currently a part of Liberty's subsidiary Celebrate, along with cash and certain liabilities. The QVC Group, which is currently known as the Liberty Interactive Group, would have attributed to it Liberty’s subsidiary QVC, Inc. and its approximate 38% interest in HSN, Inc., along with cash and certain liabilities. Management continues to review the proposed recapitalization and no assurance can be given as to when or if it will be completed.

Share Repurchases
From November 1, 2013 through January 31, 2014, Liberty repurchased approximately 11.1 million Series A Liberty Interactive shares (Nasdaq: LINTA) at an average cost per share of $27.85 for total cash consideration of $309.2 million.  Since the creation of the Liberty Interactive stock in May 2006, Liberty has repurchased approximately 230.0 million shares at an average cost per share of $20.01 for aggregate cash consideration of $4.6 billion.  These repurchases represent approximately 32.8% of the shares outstanding at the time of creation of the Liberty Interactive stock.  All repurchases up to August 9, 2012, the date on which the Liberty Interactive stock was recapitalized to create the Liberty Ventures stock, were comprised of shares of the combined stocks.  The remaining repurchase authorization as of February 1, 2014 for Liberty Interactive Group stock was approximately $0.1 billion. On February 27, 2014, the Board of Directors voted to increase the stock repurchase authorization for the Liberty Interactive Group by an additional $1.0 billion.

Liberty Interactive Group holds controlling interests in companies that are engaged in digital commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and also owns an interest in HSN.

LIBERTY VENTURES GROUP - As of December 31, 2013, the fair value of the public equity method securities and other public holdings attributed to the Liberty Ventures Group was $2.2 billion and $1.1 billion, respectively. When compared to September 30, 2013, the fair value of Liberty Ventures Group's public equity method securities increased 33%. The Liberty Ventures Group's other public holdings balance increased 16% primarily due to changes in market prices of certain securities during the fourth quarter.

On October 10, 2013, Liberty announced that its board has also authorized management to pursue a plan to spin-off to holders of its Liberty Ventures common stock shares of a newly formed company to be called Liberty TripAdvisor Holdings (“Trip Holdings”). Trip Holdings would be comprised of, among other things, Liberty’s 22% economic and 57% voting interest in TripAdvisor, as well as the Celebrate retail business, which is currently a part of Celebrate, and an anticipated initial corporate level net debt balance of $350 million. Management continues to review the proposed spin-off, and no assurance can be given as to when or if it will be completed. For TripAdvisor's stand-alone operating results as reported by TripAdvisor, see TripAdvisor's Form 10-K for the year ended December 31, 2013.

On February 27, 2014, Liberty’s board approved a two for one stock split of Series A and Series B Liberty Ventures common stock, to be effected by means of a dividend. The stock split is being done in order to bring Liberty into compliance with a Nasdaq listing requirement regarding the minimum number of publicly held shares of the Series B Liberty Ventures stock. In the stock split, holders of Series A and Series B Liberty Ventures stock as of 5:00 p.m. New York City time on April 4, 2014 will receive a dividend of one share of Series A or Series B Liberty Ventures stock for each shares of Series A or Series B Liberty Ventures stock, respectively, held by them as of such time. The payment date for the dividend will be April 11, 2014.

Share Repurchases
There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from November 1, 2013 through January 31, 2014. The Liberty Ventures Group does not have an outstanding stock repurchase authorization at this time.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty's businesses and assets other than those attributed to the Liberty Interactive Group and include its subsidiary TripAdvisor, its interest in Expedia, and minority interests in Time Warner and Time Warner Cable. TripAdvisor is a separate publicly traded company and additional information about TripAdvisor can be obtained through its website and filings with the Securities and Exchange Commission.

FOOTNOTES

1)
Liberty's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty's earnings conference call which will begin at 12:15 p.m. (ET) on February 28, 2014. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE GROUP FINANCIAL METRICS - QUARTER

(amounts in millions)	4Q12	4Q13	% Change
Revenue
QVC
US	$1,828	$1,932	6%
International	864	809	(6)%
Total QVC Revenue	$2,692	$2,741	2%
eCommerce businesses	451	487	8%
Total Liberty Interactive Group Revenue	$3,143	$3,228	3%

Adjusted OIBDA
QVC
US	$429	$437	2%
International	174	158	(9)%
Total QVC Adjusted OIBDA	$603	$595	(1)%
eCommerce businesses	35	25	(29)%
Corporate and other	(12)	(2)	83%
Total Liberty Interactive Group Adjusted OIBDA	$626	$618	(1)%

Operating Income
QVC
US	$312	$323	4%
International	137	118	(14)%
Total QVC Operating Income	$449	$441	(2)%
eCommerce businesses	(39)	(21)	46%
Corporate and other	(28)	(16)	43%
Total Liberty Interactive Group Operating Income	$382	$404	6%

(amounts in millions)
LINT Shares Outstanding	1/31/2013	1/31/2014
Outstanding A and B shares	542	498

(amounts in millions)
LINTA and LINTB Basic and Diluted Shares	Quarter ended 12/31/2012	Quarter ended 12/31/2013
Basic Weighted Average Shares Outstanding (“WASO”)	541	503
Potentially dilutive Shares	6	10
Diluted WASO	547	513

LIBERTY INTERACTIVE GROUP FINANCIAL METRICS - FULL YEAR

(amounts in millions)	2012	2013	% Change
Revenue
QVC
US	$5,585	$5,844	5%
International	2,931	2,779	(5)%
Total QVC Revenue	$8,516	$8,623	1%
eCommerce businesses	1,502	1,684	12%
Total Liberty Interactive Group Revenue	$10,018	$10,307	3%

Adjusted OIBDA
QVC
US	$1,292	$1,352	5%
International	536	489	(9)%
Total QVC Adjusted OIBDA	$1,828	$1,841	1%
eCommerce businesses	96	85	(11)%
Corporate and other	(27)	(20)	26%
Total Liberty Interactive Group Adjusted OIBDA	$1,897	$1,906	—%

Operating Income
QVC
US	$870	$901	4%
International	398	344	(14)%
Total QVC Operating Income	$1,268	$1,245	(2)%
eCommerce businesses	(81)	(50)	38%
Corporate and other	(63)	(64)	(2)%
Total Liberty Interactive Group Operating Income	$1,124	$1,131	1%

QVC OPERATING METRICS - QUARTER

(amounts in millions except average sale price amounts)	4Q12	4Q13	% Change
QVC - Consolidated(1)
Revenue	$2,692	$2,741	2%
Adjusted OIBDA	$603	$595	(1)%
Adjusted OIBDA margin	22.40%	21.71%	(69) bps
Operating Income	$449	$441	(2)%

eCommerce and Mobile Metrics
eCommerce $ of total revenue	$1,000	$1,096	10%
eCommerce % of total revenue	37.15%	39.99%	284 bps

Mobile % of total eCommerce(2)	24.06%	33.51%	945 bps

QVC - US(1)
Revenue	$1,828	$1,932	6%
Adjusted OIBDA	$429	$437	2%
Adjusted OIBDA margin	23.47%	22.62%	(85) bps
Operating Income	$312	$323	4%
Average sale price (ASP) $	61.83	64.56	4%
Units sold	31.91	32.57	2%
Return rate	17.02%	17.27%	(25) bps

eCommerce and Mobile Metrics
eCommerce $ of US revenue	$781	$873	12%
eCommerce % of US revenue	42.72%	45.19%	246 bps

Mobile % of US eCommerce(2)	22.64%	31.59%	895 bps

QVC - Japan(1)
Revenue	$347	$272	(22)%
Adjusted OIBDA	$79	$55	(30)%
Adjusted OIBDA margin	22.77%	20.22%	(255) bps
Operating Income	$73	$43	(41)%
Average sale price (ASP)	¥7,087.07	¥7,101.39	—%
Units sold	4.50	4.46	(1)%

QVC - Germany(1)
Revenue	$288	$290	1%
Adjusted OIBDA	$58	$58	—%
Adjusted OIBDA margin	20.14%	20.00%	(14) bps
Operating Income	$41	$41	—%
Average sale price (ASP)	€36.73	€34.07	(7)%
Units sold	7.74	7.92	2%

QVC - UK(1)
Revenue	$196	$208	6%
Adjusted OIBDA	$42	$47	12%
Adjusted OIBDA margin	21.43%	22.60%	117 bps
Operating Income	$30	$39	30%
Average sale price (ASP)	£31.36	£32.81	5%
Units sold	4.19	4.22	1%

QVC - Italy(1)
Revenue	$33	$39	18%
Adjusted OIBDA	$(5)	$(2)	60%
Adjusted OIBDA margin	(15.15)%	(5.13)%	1,002 bps
Operating Income	$(7)	$(5)	(29)%
Average sale price (ASP)	€34.56	€34.53	—%
Units sold	0.74	0.89	20%

(1)	Revenue change, adjusted OIBDA change and eCommerce and Mobile Metrics calculated in US Dollars, not local currency.

(2)	Based on gross US Dollar orders.

QVC OPERATING METRICS - FULL YEAR

(amounts in millions except average sale price amounts)	2012	2013	% Change
QVC - Consolidated(1)
Revenue	$8,516	$8,623	1%
Adjusted OIBDA	$1,828	$1,841	1%
Adjusted OIBDA margin	21.47%	21.35%	(12) bps
Operating Income	$1,268	$1,245	(2)%

eCommerce and Mobile Metrics
eCommerce $ of total revenue	$2,935	$3,242	10%
eCommerce % of total revenue	34.46%	37.60%	314 bps

Mobile % of total eCommerce(2)	22.10%	31.17%	907 bps

QVC - US(1)
Revenue	$5,585	$5,844	5%
Adjusted OIBDA	$1,292	$1,352	5%
Adjusted OIBDA margin	23.13%	23.13%	0 bps
Operating Income	$870	$901	4%
Average sale price (ASP) $	57.52	60.15	5%
Units sold	106.02	106.28	—%
Return rate	18.84%	18.51%	33 bps

eCommerce and Mobile Metrics
eCommerce $ of US revenue	$2,239	$2,501	12%
eCommerce % of US revenue	40.09%	42.80%	271 bps

Mobile % of US eCommerce(2)	19.95%	29.82%	987 bps

QVC - Japan(1)
Revenue	$1,247	$1,024	(18)%
Adjusted OIBDA	$279	$212	(24)%
Adjusted OIBDA margin	22.37%	20.70%	(167) bps
Operating Income	$253	180	(29)%
Average sale price (ASP)	¥6,531.07	¥6,468.71	(1)%
Units sold	16.97	17.58	4%

QVC - Germany(1)
Revenue	$956	$971	2%
Adjusted OIBDA	$179	$173	(3)%
Adjusted OIBDA margin	18.72%	17.82%	(91) bps
Operating Income	$114	$105	(8)%
Average sale price (ASP)	€36.08	€34.97	(3)%
Units sold	26.26	27.39	4%

QVC - UK(1)
Revenue	$641	$657	2%
Adjusted OIBDA	$104	$118	13%
Adjusted OIBDA margin	16.22%	17.96%	174 bps
Operating Income	$70	$89	27%
Average sale price (ASP)	£28.98	£30.62	6%
Units sold	15.06	14.82	(2)%

QVC - Italy(1)
Revenue	$87	$127	46%
Adjusted OIBDA	$(26)	$(14)	46%
Adjusted OIBDA margin	(29.89)%	(11.02)%	1887 bps
Operating Income	$(39)	$(30)	(23)%
Average sale price (ASP)	€33.34	€32.84	(1)%
Units sold	2.14	3.11	45%

(1)	Revenue change, adjusted OIBDA change and eCommerce and Mobile Metrics calculated in US Dollars, not local currency.

(2)	Based on gross US Dollar orders.

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the year ended December 31, 2013 to the same period in 2012.

The following financial information with respect to Liberty's equity affiliates and available for sale securities is intended to supplement Liberty's consolidated statements of operations which are included in its Form 10-K.

Fair Value of Public Holdings

(amounts in millions)	9/30/2013	12/31/2013
HSN(1)	$1,073	$1,247
Total Attributed Liberty Interactive Group	$1,073	$1,247

Expedia(2)	$1,196	$1,608
Interval Leisure Group and Tree.com(3)	466	606
Other Public Holdings(4)	947	1,095
Total Attributed Liberty Ventures Group	$2,609	$3,309

(1)
Represents fair value of Liberty Interactive Group's investment in HSN. In accordance with GAAP, Liberty Interactive Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $283 million and $293 million at September 30, 2013 and December 31, 2013, respectively.

(2)
Represents fair value of Liberty Ventures Group's investment in Expedia. In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $465 million and $477 million at September 30, 2013 and December 31, 2013, respectively.

(3)
Represents fair value of Liberty Ventures Group's investments. In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $98 million and $101 million at September 30, 2013 and December 31, 2013, respectively.

(4)
Represents Liberty Ventures Group's other public holdings which are accounted for at fair value. Excludes $392 million and $402 million of long-term marketable securities as of September 30, 2013 and December 31, 2013, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2013	12/31/2013
Cash and Liquid Investments Attributable to:
Liberty Interactive Group	$455	$598
Liberty Ventures Group(1)(2)(3)	1,470	1,603
Total Liberty Consolidated Cash and Liquid Investments	$1,925	$2,201

Less:
Short-term marketable securities - Liberty Ventures Group	$552	$543
Long-term marketable securities - Liberty Ventures Group	392	402
Total Liberty Consolidated Cash (GAAP)	$981	$1,256

Debt:
Senior notes and debentures(4)	$792	$791
Senior exchangeable debentures(5)	400	400
QVC senior notes(4)	2,819	2,819
QVC bank credit facility	673	922
Other	153	141
Total Attributed Liberty Interactive Group Debt	$4,837	$5,073
Unamortized discount and fair market value adjustment	(2)	10
Total Attributed Liberty Interactive Group Debt (GAAP)	$4,835	$5,083

Senior exchangeable debentures(5)	$2,091	$2,091
TripAdvisor debt facilities	376	369
Total Attributed Liberty Ventures Group Debt	$2,467	$2,460
Fair market value adjustment	(268)	(159)
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,199	$2,301

Total Liberty Interactive Corporation Debt (GAAP)	$7,034	$7,384

(1)	Includes $552 million and $543 million of short-term marketable securities with an original maturity greater than 90 days as of September 30, 2013 and December 31, 2013, respectively.

(2)
Includes $392 million and $402 million of marketable securities with an original maturity greater than one year as of September 30, 2013 and December 31, 2013, respectively, which are reflected in investments in available-for-sale securities in Liberty Ventures Group's attributed balance sheet.

(3)	Includes $596 million and $670 million of cash and liquid investments held at TripAdvisor as of September 30, 2013 and December 31, 2013, respectively.

(4)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discounts.

(5)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the Liberty Interactive Group increased by approximately $143 million during the fourth quarter. Cash flows from operations and borrowings on the QVC bank credit facility in excess of repayments were partially offset by capital expenditures and stock repurchases. Total debt attributed to the Liberty Interactive Group increased by $236 million, primarily due to borrowings on the QVC bank credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $133 million, primarily due to cash flows from operations. Included in the fourth quarter total cash and liquid investments attributed to the Liberty Ventures Group is $670 million held at TripAdvisor, which is comprised of $351 million of cash, $131 million of short-

term marketable securities and $188 million of long-term marketable securities. Although TripAdvisor is a consolidated subsidiary, they are a separate public company with a significant noncontrolling interest, therefore Liberty does not have ready access to those cash and liquid investments. Total debt outstanding attributed to the Liberty Ventures Group decreased by $7 million during the fourth quarter, primarily due to repayments made on TripAdvisor debt facilities.

Important Notice: Liberty (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) President and CEO, Greg Maffei will discuss Liberty's earnings release in a conference call which will begin at 12:15 p.m. (ET) on February 28, 2014. The call can be accessed by dialing (877) 548-7901 or (719) 325-4784 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 2:15 p.m. (ET) on March 7, 2014, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 7682293. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertyinteractive.com/events. Links to this press release will also be available on Liberty's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, the proposed recapitalization of our capital stock and potential spin-off of our interest in TripAdvisor, future financial prospects, international expansion, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the completion of the Liberty Ventures stock split, and the ability of invested cash flows to meet obligations under the debentures and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability of Liberty to complete the Liberty Ventures stock split, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, our ability to satisfy the conditions to the proposed recapitalization and spin-off and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Form 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this press release.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the proposed QVC Group tracking stock, the proposed Liberty Digital Commerce tracking stock or Liberty's existing common stock. The offer and sale of shares of the proposed new tracking stocks will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stocks. Copies of Liberty's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stocks. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, which are included in its Form 10-K, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty (QVC) at December 31, 2013, which Liberty has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	4Q12	1Q13	2Q13	3Q13	4Q13
Liberty Interactive Group
QVC
Revenue - US	$1,828	$1,297	$1,312	$1,303	$1,932
Revenue - International	864	677	649	644	809
Revenue - Total	$2,692	$1,974	$1,961	$1,947	$2,741
Adjusted OIBDA - US	429	291	320	304	437
Adjusted OIBDA - International	174	113	114	104	158
Adjusted OIBDA - Total	$603	$404	$434	$408	$595
Operating income - US	312	180	207	191	323
Operating income - International	137	80	78	68	118
Operating income - Total	$449	$260	$285	$259	$441
Gross margin - US	34.7%	36.1%	37.3%	37.1%	34.7%
Gross margin - International	37.1%	37.5%	37.8%	37.4%	37.8%

ANNUAL SUMMARY

(amounts in millions)	2012	2013
Liberty Interactive Group
QVC
Revenue - US	$5,585	$5,844
Revenue - International	2,931	2,779
Revenue - Total	$8,516	$8,623
Adjusted OIBDA - US	1,292	1,352
Adjusted OIBDA - International	536	489
Adjusted OIBDA - Total	$1,828	$1,841
Operating income - US	870	901
Operating income - International	398	344
Operating income - Total	$1,268	$1,245
Gross margin - US	35.8%	36.1%
Gross margin - International	37.5%	37.7%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended December 31, 2012, March 31, 2013, June 30, 2013, September 31, 2013 and December 31, 2013, respectively and years ended December 31, 2012 and 2013.

QUARTERLY SUMMARY

(amounts in millions)	4Q12	1Q13	2Q13	3Q13	4Q13
Liberty Interactive Group
Adjusted OIBDA	$626	$437	$455	396	$618
Depreciation and amortization	(159)	(153)	(158)	(156)	(165)
Stock compensation expense	(32)	(24)	(29)	(22)	(35)
Impairment of intangible assets	(53)	—	—	(19)	(14)
Operating Income	$382	$260	$268	$199	$404

ANNUAL SUMMARY

(amounts in millions)	2012	2013
Liberty Interactive Group
Adjusted OIBDA	$1,897	$1,906
Depreciation and amortization	(596)	(632)
Stock compensation expense	(85)	(110)
Impairment of intangible assets	(92)	(33)
Operating Income	$1,124	$1,131

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2012, March 31, 2013, June 30, 2013, September 31, 2013 and December 31, 2013, respectively and years ended December, 31, 2012 and 2013.

QUARTERLY SUMMARY

(amounts in millions)	4Q12	1Q13	2Q13	3Q13	4Q13
Liberty Interactive Group
QVC Adjusted OIBDA
QVC US	$429	$291	$320	$304	$437

QVC Japan	79	54	57	46	55
QVC Germany	58	43	35	37	58
QVC UK	42	19	26	26	47
QVC Italy	(5)	(3)	(4)	(5)	(2)
QVC International adjusted OIBDA	$174	$113	$114	$104	$158

Consolidated QVC adjusted OIBDA	603	404	434	408	595
Depreciation and amortization	(141)	(134)	(140)	(139)	(145)
Stock compensation	(13)	(10)	(9)	(10)	(9)
Operating Income	$449	$260	$285	$259	$441

eCommerce Businesses
Adjusted OIBDA	$35	$39	$26	$(5)	$25
Depreciation and amortization	(19)	(18)	(18)	(19)	(18)
Stock compensation	(2)	(2)	(10)	(3)	(14)
Impairment of intangible assets	(53)	—	—	(19)	(14)
Operating Income (Loss)	$(39)	$19	$(2)	$(46)	$(21)

ANNUAL SUMMARY

(amounts in millions)	2012	2013
Liberty Interactive Group
QVC Adjusted OIBDA
QVC US	$1,292	$1,352

QVC Japan	279	212
QVC Germany	179	173
QVC UK	104	118
QVC Italy	(26)	(14)
QVC International adjusted OIBDA	$536	$489

Consolidated QVC adjusted OIBDA	1,828	1,841
Depreciation and amortization	(526)	(558)
Stock compensation	(34)	(38)
Operating Income	$1,268	$1,245

eCommerce Businesses
Adjusted OIBDA	$96	$85
Depreciation and amortization	(70)	(73)
Stock compensation	(15)	(29)
Impairment of intangible assets	(92)	(33)
Operating Income (Loss)	$(81)	$(50)

LIBERTY INTERACTIVE CORPORATION
BALANCE SHEET INFORMATION
December 31, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Inter-group Eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$598	658	—	1,256
Trade and other receivables, net	1,150	124	—	1,274
Inventory, net	1,135	—	—	1,135
Short-term marketable securities	—	543	—	543
Other current assets	362	26	(170)	218
Total current assets	3,245	1,351	(170)	4,426
Investments in available-for-sale securities and other cost investments	4	1,497	—	1,501
Investments in affiliates, accounted for using the equity method	343	894	—	1,237
Property and equipment, net	1,213	34	—	1,247
Intangible assets not subject to amortization	8,387	5,288	—	13,675
Intangible assets subject to amortization, net	1,589	903	—	2,492
Other assets, at cost, net of accumulated amortization	81	17	—	98
Total assets	$14,862	9,984	(170)	24,676

Liabilities and Equity
Current liabilities:
Intergroup Payable (receivable)	$221	(221)	—	—
Accounts payable	553	38	—	591
Accrued liabilities	958	109	—	1,067
Current portion of debt	39	939	—	978
Current deferred tax liabilities	—	1,095	(170)	925
Other current liabilities	145	50	—	195
Total current liabilities	1,916	2,010	(170)	3,756
Long-term debt	5,044	1,362	—	6,406
Deferred income tax liabilities	1,208	1,636	—	2,844
Other liabilities	192	43	—	235
Total liabilities	8,360	5,051	(170)	13,241
Equity/Attributed net assets (liabilities)	6,378	558	—	6,936
Noncontrolling interests in equity of subsidiaries	124	4,375	—	4,499
Total liabilities and equity	$14,862	9,984	(170)	24,676

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Twelve months ended December 31, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$10,307	—	10,307
Other revenue	—	945	945
Total revenue	10,307	945	11,252

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,602	—	6,602
Operating, including stock-based compensation	876	153	1,029
Selling, general and administrative, including stock-based compensation	1,033	492	1,525
Impairment of intangible assets	33	—	33
Depreciation and amortization	632	311	943
	9,176	956	10,132
Operating income	1,131	(11)	1,120

Other income (expense):
Interest expense	(292)	(81)	(373)
Share of earnings (losses) of affiliates, net	48	(15)	33
Realized and unrealized gains (losses) on financial instruments, net	(12)	(10)	(22)
Gains (losses) on transactions, net	(1)	(1)	(2)
Other, net	(53)	7	(46)
	(310)	(100)	(410)
Earnings (loss) before income taxes	821	(111)	710
Income tax benefit (expense)	(338)	208	(130)
Net earnings (loss)	483	97	580
Less net earnings (loss) attributable to noncontrolling interests	45	34	79
Net earnings (loss) attributable to Liberty stockholders	$438	63	501

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Twelve months ended December 31, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$10,018	—	10,018
Other revenue	—	36	36
Total revenue	10,018	36	10,054

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,396	—	6,396
Operating	833	7	840
Selling, general and administrative, including stock-based compensation	977	32	1,009
Impairment of intangible assets	92	—	92
Depreciation and amortization	596	13	609
	8,894	52	8,946
Operating income	1,124	(16)	1,108

Other income (expense):
Interest expense	(322)	(110)	(432)
Share of earnings (losses) of affiliates, net	28	57	85
Realized and unrealized gains (losses) on financial instruments, net	51	(402)	(351)
Gains (losses) on transactions, net	—	1,531	1,531
Other, net	—	44	44
	(243)	1,120	877
Earnings (loss) before income taxes	881	1,104	1,985
Income tax benefit (expense)	(352)	(42)	(394)
Net earnings (loss)	529	1,062	1,591
Less net earnings (loss) attributable to noncontrolling interests	63	(2)	61
Net earnings (loss) attributable to Liberty stockholders	$466	1,064	1,530

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Twelve months ended December 31, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$483	97	580
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	632	311	943
Stock-based compensation	110	68	178
Cash payments for stock based compensation	(8)	(2)	(10)
Excess tax benefit from stock based compensation	(13)	(10)	(23)
Noncash interest expense	11	2	13
Share of (earnings) losses of affiliates, net	(48)	15	(33)
Cash receipts from return on equity investments	16	19	35
Realized and unrealized gains (losses) on financial instruments, net	12	10	22
Gains (losses) on transactions, net	1	1	2
Impairment of intangible assets	33	—	33
Deferred income tax (benefit) expense	(131)	(5)	(136)
Loss (gain) on extinguishment of debt	57	—	57
Other, net	(3)	1	(2)
Intergroup tax allocation	272	(272)	—
Intergroup tax payments	(52)	52	—
Changes in operating assets and liabilities
Current and other assets	(63)	(18)	(81)
Payables and other current liabilities	(337)	119	(218)
Net cash provided (used) by operating activities	972	388	1,360

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	(24)	(34)	(58)
Cash proceeds from dispositions	1	1,136	1,137
Investments in and loans to cost and equity investees	(4)	(380)	(384)
Capital expended for property and equipment	(295)	(57)	(352)
Purchases of short term and other marketable securities	—	(1,391)	(1,391)
Sales of short term and other marketable securities	—	726	726
Other investing activities, net	(40)	2	(38)
Net cash provided (used) by investing activities	(362)	2	(360)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	3,520	853	4,373
Repayments of debt	(3,056)	(2,418)	(5,474)
Intergroup receipts (payments), net	2	(2)	—
Shares repurchased by subsidiary	—	(145)	(145)
Shares issued by subsidiary	—	27	27
Taxes paid in lieu of shares issued for stock-based compensation	(21)	(17)	(38)
Excess tax benefit from stock based compensation	13	10	23
Repurchases of Liberty common stock	(1,089)	—	(1,089)
Other financing activities, net	(56)	(1)	(57)
Net cash provided (used) by financing activities	(687)	(1,693)	(2,380)

Effect of foreign currency rates on cash	(24)	—	(24)
Net increase (decrease) in cash and cash equivalents	(101)	(1,303)	(1,404)
Cash and cash equivalents at beginning of period	699	1,961	2,660
Cash and cash equivalents at end period	$598	658	1,256

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Twelve months ended December 31, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$529	1,062	1,591
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	596	13	609
Stock-based compensation	85	6	91
Cash payments for stock based compensation	(12)	—	(12)
Excess tax benefit from stock based compensation	(56)	(8)	(64)
Noncash interest expense	9	—	9
Share of losses (earnings) of affiliates, net	(28)	(57)	(85)
Cash receipts from return on equity investments	11	34	45
Realized and unrealized gains (losses) on financial instruments, net	(51)	402	351
Gains (losses) on transactions, net	—	(1,531)	(1,531)
Impairment of intangible assets	92	—	92
Deferred income tax (benefit) expense	(179)	192	13
Other, net	—	(30)	(30)
Intergroup tax allocation	152	(152)	—
Intergroup tax payments	(33)	33	—
Changes in operating assets and liabilities
Current and other assets	(78)	8	(70)
Payables and other current liabilities	433	(10)	423
Net cash provided (used) by operating activities	1,470	(38)	1,432

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	1,030	1,030
Investments in and loans to cost and equity investees	(59)	(177)	(236)
Proceeds from settlement of financial instruments, net	—	(258)	(258)
Capital expended for property and equipment	(338)	(1)	(339)
Sales (purchases) of short term and other marketable securities	46	(76)	(30)
Other investing activities, net	(111)	97	(14)
Net cash provided (used) by investing activities	(462)	615	153

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,316	—	2,316
Repayments of debt	(1,392)	(120)	(1,512)
Reattribution of cash between groups	(1,346)	1,346	—
Intergroup receipts (payments), net	162	(162)	—
Proceeds from rights offering	—	328	328
Repurchases of Liberty common stock	(815)	—	(815)
Taxes paid in lieu of shares issued for stock-based compensation	(112)	(16)	(128)
Excess tax benefit from stock based compensation	56	8	64
Other financing activities, net	(5)	—	(5)
Net cash provided (used) by financing activities	(1,136)	1,384	248

Effect of foreign currency rates on cash	(20)	—	(20)
Net increase (decrease) in cash and cash equivalents	(148)	1,961	1,813
Cash and cash equivalents at beginning of period	847	—	847
Cash and cash equivalents at end period	$699	1,961	2,660